UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: August 24, 2016

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Lease Agreement

As a part of its efforts to reduce operating expenses, NovaBay Pharmaceuticals, Inc. (the “Company”) entered into an Office Lease (the “Lease”) on August 24, 2016, pursuant to which the Company will lease approximately 7,799 rentable square feet of real property located on the eleventh floor (Suite 1150) at 2000 Powell Street, Emeryville, California 94608 (the “Premises”) from KBSIII Towers at Emeryville, LLC (the “Landlord”), for the Company’s new principal corporate headquarters. The Company currently leases approximately 14,544 square feet of office space at 5980 Horton Street, Suite 550, Emeryville, California 94608 (the “Horton Street Premises”) pursuant to an Office Lease between Emery Station Office II, LLC and the Company dated as of June 3, 2004, as amended, which the Company is subleasing as described below under “Sublease Agreement.” The Company expects to realize a cash savings of $187,777 during the 2016 calendar year and approximately $2.6 million over the full term of the Sublease Agreement.

The commencement date under the Lease is expected to be October 15, 2016. The expiration date of the Lease is January 31, 2022, which is the last day of the month sixty-three (63) months following the month in which the commencement date occurs (the “Lease Term”), unless earlier terminated pursuant to any provision of the Lease. Under the Lease, the Company has the option to occupy temporary space in the same building at 2000 Powell Street until the leased Premises are completed. The Company also has the option to extend the term of the Lease for one five (5)-year period upon written notice to the Landlord which is no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the then current term. The effective monthly base rental rate for the first twelve (12) months of the Lease is $4.15 per square foot ($338,390.20 annually), and increases approximately three percent (3%) every eleven (11) months thereafter beginning with the 13th month of the Lease with a maximum monthly rental rate of $4.81 per square foot ($450,250.69 annually) for months 61-63 of the Lease. The Company will also be responsible for its share of the direct expenses of the Premises, or 2.16%, which includes certain additional operating expenses, utilities costs and tax expenses. The Landlord has agreed to abate all of the Company’s monthly base rental payments for the first three (3) full calendar months of the Lease. The Company is also required to provide a standby letter of credit (the “Letter of Credit”) as security for performance of its obligations and for all losses and damages the Landlord may suffer as a result of any default by the Company under the Lease in the initial amount of $323,658.50. Provided that no default occurs under the terms of the Lease, and certain financial requirements are met, the Company will be entitled to periodically reduce the amount of the Letter of Credit down to a maximum of approximately $151,823.80 as of the last day of the sixtieth (60th) full calendar month of the Lease Term.

The foregoing summary of the material terms of the Lease is qualified in its entirety by reference to the full text of the Lease, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Sublease Agreement

The Company previously reported, under cover of a Form 8-K dated July 11, 2016, that it entered into a Sublease Agreement (the “Sublease”) by and between the Company and Zymergen, Inc. (the “Subtenant”) pursuant to which the Subtenant will sublease the Horton Street Premises from the Company. In connection with its announcement, the Company disclosed that the commencement date would be the date the Company vacates the Horton Street Premises, which is now expected to be October 15, 2016.

The foregoing description of the Sublease does not purport to be complete and is qualified in its entirety by reference to the full text of the Sublease, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 15, 2016, and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

Exhibit No. _____________	Description
10.1*	Office Lease by and between KBSIII Towers at Emeryville, LLC and NovaBay Pharmaceuticals, Inc., dated August 24, 2016

*The exhibits to the Office Lease have been omitted. The Company agrees to furnish a copy of any omitted exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc. (Registrant)

By:	/s/ Justin Hall
Justin Hall
Senior Vice President, General Counsel

Dated: August 26, 2016